Exhibit 10.7

DEMAND PROMISSORY NOTE

$4,000.00	April 19, 2010

The undersigned, ACQUIRED SALES CORP. (“Borrower”), a Nevada corporation, for value received, hereby acknowledges that on the date hereof, Borrower borrowed from MISS MIMI CORPORATION (“Lender”) the principal sum of FOUR THOUSAND DOLLARS ($4,000.00) (the “Principal Sum”).

Borrower promises to pay to the order of Lender, at 31 N. Suffolk Lane, Lake Forest, Illinois 60045 (or at such other place as may be designated by the holder hereof to Borrower from time to time), the Principal Sum, together with interest thereon as hereinafter provided, immediately ON DEMAND given by Lender to Borrower at any time, without the need for any advance notice of any kind.

The Principal Sum shall bear interest on the initial principal sum borrowed of $4,000 commencing on and as of the date hereof, to and including the date the Principal Sum is repaid in full, at a rate of ten percent (10%) per annum (the “Interest Rate”). Borrower shall pay all interest accrued but not yet paid on this loan immediately ON DEMAND given by Lender to Borrower at any time, without the need for any advance notice of any kind. If Lender has not made such demand on Borrower, then Borrower shall pay all interest accrued but not yet paid on this loan on the last day of each calendar month following the date hereof.

This Demand Promissory Note may be voluntarily prepaid by Borrower without any penalty or premium, in whole or in part, at any time or times. Any prepayment shall be applied first against any accrued and unpaid interest and then against the Principal Sum.

All or any portion of the Principal Amount not paid by Borrower to Lender immediately ON DEMAND given by Lender to Borrower at any time, and all or any interest accrued on the Principal Sum but not paid by Borrower to Lender immediately ON DEMAND given by Lender to Borrower at any time or not paid by Borrower to Lender on the last day of each calendar month following the date hereof in the absence of such a demand, shall bear a default rate of interest, commencing on and as of the date of such default to and including the date the such defaulted amount is repaid in full, at a rate equal to twenty-five percent (25%) per annum, compounded daily. Notwithstanding anything elsewhere contained herein to the contrary, the rate of interest payable hereunder shall in no event exceed the maximum lawful rate which may be charged under applicable law. Borrower represents and warrants to the holder hereof that the amounts borrowed under this Demand Promissory Note have been and will be used for business purposes.

Borrower hereby waives diligence, presentment, demand, protest and notice of every kind whatsoever. The failure of the holder hereof to exercise any of his rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance. The holder hereof shall not, by any act of omission or commission, be deemed to waive any of her or his rights or remedies hereunder or in connection herewith unless such waiver shall be in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or a waiver of such right or remedy of or on a subsequent event.

This Demand Promissory Note is made under and governed by, and shall be construed and enforced in accordance with, the laws of the State of Illinois without regard to conflict of laws principles. This Demand Promissory Note shall be binding upon the successors of Borrower.

In addition to the Principal Sum and interest thereon as hereinabove provided, Borrower promises to pay the holder hereof all reasonable attorneys fees, court costs and expenses paid or incurred by the holder hereof in connection with the collection of this Demand Promissory Note.

ACQUIRED SALES CORP.

By:	/s/ Roger S. Greene
Roger S. Greene, Director
Pursuant to a resolution of the Board of Directors of
Acquired Sales Corp. adopted on March 31, 2010